
                                                                   Exhibit 10.43

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                     between

                    THE SHAREHOLDERS OF WINBEAM, INCORPORATED

                                       and

                         CLEARWIRE SPECTRUM HOLDINGS LLC

                          Dated as of November 7, 2005

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                                TABLE OF CONTENTS
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
ARTICLE 1 DEFINITIONS ...................................................    1

ARTICLE 2 PURCHASE AND SALE OF SHARES ...................................    6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS .....................    8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER ...................   21

ARTICLE 5 COVENANTS AND OTHER AGREEMENTS ................................   22

ARTICLE 6 CONDITIONS TO CLOSING .........................................   27

ARTICLE 7 TERMINATION ...................................................   29

ARTICLE 8 SURVIVAL AND REMEDIES .........................................   30

ARTICLE 9 MISCELLANEOUS .................................................   34


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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of November 7, 2005 (the "Effective Date"), is among the individuals who signatures appear as Shareholders on the signature pages attached hereto (each a "Seller" and collectively the "Sellers"), and Clearwire Spectrum Holdings LLC, a Nevada limited liability company ("Purchaser"). Sellers and Purchaser may be referred to herein as "Parties" or each a "Party".

     A. Sellers collectively own 2,182,300 shares of common stock, $1.00 par value per share (the "Common Stock") of WinBeam, Incorporated, a Pennsylvania corporation (the "Company"), which constitute 100% of the issued and outstanding shares of capital stock of the Company as of the Effective Date, and John W. Bunce intends to exercise options to acquire an additional 84, 812 shares of Common Stock immediately prior to the sale contemplated hereby (which shares, upon issuance, together with the shares already owned by the Sellers, shall be collectively the "Shares").

     B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Accredited Investor" means as this term is defined in Rule 501(a) of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     "Agreement" means this Purchase Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Assets" means the assets related to the business of the Company and its Subsidiaries including inventory, equipment, accounts receivable, leasehold interests in leased equipment


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                                                                  EXECUTION COPY

and leased real property, Personal Property Intellectual Property Rights, Leases, Company Licenses, Contracts.

     "Benefit Plan" is defined in Section 3.16.

     "BRS" means Broadband Radio Service, formerly known as MMDS.

     "BTA Purchase Agreement" means that certain purchase agreement between the Company and Communications Ventures, Inc. dated as of May 17, 2000 for the purchase by the Company of the Oil City, Indiana and Dubois, Pennsylvania BTA licenses.

     "Business Day" means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in Seattle, Washington.

     "Channels" means the channels for EBS and BRS licensed under a License.

     "Claim" is defined in Section 8.5(a).

     "Clearwire" means Clearwire Corporation, a Delaware corporation, and the parent of Purchaser.

     "Clearwire Stock" is defined in Section 2.3.

     "Closing" is defined in Section 2.4.

     "Closing Date" is defined in Section 2.4.

     "Company" is defined in Recital A.

     "Company License" is defined in Section 3.8.

     "Common Stock" is defined in Recital A.

     "Company Material Adverse Effect" means any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a material adverse effect on the ability on the business, operations, Assets, condition (financial or other) or results of operations of the Company taken as a whole.

     "Confidential Information" means any and all information regarding the business, finances, operations, products, services and customers of the Purchaser specified and its Affiliates, in written or oral form or in any other medium.

     "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the Transactions.

     "Contract" is defined in Section 3.11.


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     "Current Clearwire Price" shall be defined as $5.00 per share of Clearwire
Stock, adjusted, as necessary, to account for any stock split, cash dividend, stock dividend, or other distribution or recapitalization in respect of Clearwire's issued and outstanding stock between the Effective Date and the Closing.

     "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise.

     "Debt Payment" is defined in Section 2.3.

     "Disclosure Memorandum" means that certain Disclosure Memorandum of Clearwire dated September 22, 2005.

     "Down Payment Advance" is defined in Section 2.1.

     "EBS" means Educational Broadband Radio Service, formerly known as ITFS.

     "Effective Date" is defined in the preamble.

     "Employee" is defined in Section 3.16.

     "Environmental Laws" is defined in Section 3.18.

     "ERISA" is defined in Section 3.16.

     "Exchange Act" is defined in Section 3.20.

     "FCC" means the Federal Communications Commission or any successor agency thereof.

     "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions, policies, reports and orders issued pursuant to the adoption of such regulations.

     "Final Order" means an action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.


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     "Financial Statement" is defined in Section 3.7.

     "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     "Hazardous Substances" is defined in Section 3.18.

     "HMO" is defined in Section 3.16.

     "Holdback Amount" means One Million Five Hundred Thousand Dollars ($1,500,000) in cash.

     "Holdback Period" means the period commencing on the Closing Date and ending on twelve months from the Closing Date.

     "Intellectual Property Rights" is defined in Section 3.14.

     "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

     "Leased Real Property" is defined in Section 3.10.

     "Leases" means the interest held by the Company to use spectrum granted to the holder of an Underlying FCC License for EBS or BRS.

     "Lessor" means the applicable lessor under a Lease.

     "Licenses" is defined in Section 3.8.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

     "Party" or "Parties" is defined in the preamble.

     "Permits" is defined in Section 3.19.

     "Person" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority,


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cooperative, association, other entity, or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

     "Personal Property" is defined in Section 3.10.

     "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion of the taxable period that includes (but does not end on) the Closing Date.

     "Purchase Price" is defined in Section 2.3.

     "Purchaser" is defined in the preamble.

     "Purchaser Indemnified Parties" is defined in Section 8.2.

     "Real Estate Leases" is defined in Section 3.10.

     "Restricted Business" means the use of licenses authorized by the FCC in the EBS or BRS radio services under Part 27 of the FCC Rules for the provision of digital, one-way or two-way, fixed, temporary-fixed, mobile or portable Internet access, data, video, voice, or telephony services which are deployed using single cell technology, multi-cell technology, web architectures, or any other uses or technologies Purchaser may choose or the FCC may now or hereafter permit for EBS and BRS services.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" is defined in the preamble.

     "Seller Indemnified Parties" is defined in Section 8.3.

     "Sellers' Knowledge" shall mean Sellers' best actual knowledge after reasonable and due inquiry of Company's officers, directors and key employees, including, without limitation, Mark Schoeppner, Jeff Rex, John Bunce and Jennifer Fabry on such matter, but shall not require any Seller to undertake any independent investigation of the business or operations of the Company to determine the accuracy of any such statements.

     "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

     "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

     "Tax" or "Taxes" means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental


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charges of any nature whatsoever, imposed by any Taxing Authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another person by contract or as a transferee or successor.

     "Tax Return" means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

     "Taxing Authority" shall mean the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

     "Territory" means the markets identified in the Licenses as of the Closing Date in which the Company or the licensee thereof is authorized to provide EBS and/or BRS.

     "Tower Leases" means any contract, agreement or arrangement relating to the use by Seller of Towers or other transmission/reception equipment on the Tower Sites.

     "Tower Sites" means any real property, rooftop or other building location used or occupied by Sellers on which Towers used by Sellers are located.

     "Tower Subleases" means any contract, agreement or arrangement under which Sellers are a lessor, sublessor or licensor of, or makes available for use to any Person, any Tower Site or portion thereof that is the subject of a Tower Lease.

     "Towers" means any towers or other "antenna structures" as defined by the FCC in Part 17 of the FCC Rules.

     "Transactions" means the transactions contemplated by this Agreement.

     "Underlying FCC License" means a license granted by the FCC covering the spectrum covered by a Lease.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser free and clear of all Liens, and Purchaser shall purchase from Sellers, the Shares.

     Section 2.2 Purchase Price. Subject to the adjustments pursuant to Section 2.3(d), the purchase price (the "Purchase Price") for the Shares shall be an amount equal to Twenty-One Million Dollars ($21,000,000.00).

     Section 2.3 Payment of Purchase Price.

          (a) Purchaser shall advance to Sellers, in accordance with instructions provided by Sellers, a portion of the Purchase Price equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Down Payment Advance"), payable by wire transfer


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to the accounts specified by Sellers, three (3) Business Days after the later of
(i) receipt by Purchaser of a completed IRS Form W-9 from Sellers or (ii) the date on which all Parties have executed this Agreement. The Down Payment Advance shall be retained by or refunded by Sellers in accordance with Section 7.2(a).

          (b) At the Closing, Purchaser shall pay a portion of the Purchase Price to PNC Bank, National Association on the Company's behalf such amounts as are then necessary to pay in full the obligations due on the August 20, 2004 Term Note, amended August 31, 2005, maturing August 31, 2009 (the "Debt Payment") (but in no event shall such amount exceed the Purchase Price less the Down Payment Advance), it being understood that as of the Effective Date, the principal amount due to PNC Bank is $980,000.00.

          (c) The Purchase Price (less the Down Payment Advance, less the Debt Payment, and less the Holdback Amount) shall be payable at the Closing in immediately available funds via wire transfer to the accounts designated by Sellers; provided, however, at the option of each Seller, which such option shall be exercised in writing prior to the expiration of thirty (30) days after the later of (a) the execution of this Agreement or (b) the delivery to such Seller of the Disclosure Memorandum, up to twenty-five percent (25%), but no less than Twenty Thousand Dollars ($20,000) of such Seller's portion of the Purchase Price may be payable in shares of Clearwire's Class A Common Stock at a per share price equal to the Current Clearwire Price as of the Closing ("Clearwire Stock"); provided, however, if at the time of Closing, any such electing Seller is not an Accredited Investor, then the entire portion of the Purchase Price payable to such Seller shall be payable in immediately available funds.

          (d) The Purchase Price shall be adjusted pursuant to this subsection
(d).

               (i) Between ten (10) and five (5) days prior to Closing, Sellers shall deliver a pro forma consolidated balance sheet as of the Closing Date (the "Closing Date Balance Sheet") and an updated Section 3.6 of the Disclosure Schedule (the "Revised Schedule 3.6"). The Purchase Price payable at the Closing shall be reduced by an amount equal to the amount by which the Company's liabilities set forth on the Closing Date Balance Sheet and/or the Revised
Schedule 3.6 exceed the liabilities set forth on Section 3.6 of the Disclosure Schedule as of the Effective Date. For purposes of the adjustments in this subsection (i), no such adjustment shall be made for any amount for which an adjustment was previously made pursuant to Section 2.3(b) or for the purchase price payable (not in excess of $159,784.64) by the Company pursuant to the BTA Purchase Agreement.

               (ii) Within 60 days of the Closing, Purchaser shall perform a post-Closing audit of the cash, accounts receivable and liabilities (excluding deferred revenues) of the Company as of the Closing Date. If the sum of (a) amount of the then current accounts payable and (b) the Company's liabilities (excluding deferred revenues) exceeds the sum of (x) the cash on hand and (y) the accounts receivable from any subscriber who is not more than 60 days past due by more than One Hundred Seventy Thousand Dollars ($170,000.00), then Sellers shall pay the Purchaser the amount of such excess. If the amount by which the sum of (a) the amount of the then current accounts payable and (b) the Company's liabilities (excluding deferred revenues) exceeds the sum of (x) the cash on hand


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and (y) the accounts receivable from any subscriber who is not more than 60 days past due is less than One Hundred Seventy Thousand Dollars ($170,000.00), then the Purchaser shall pay the Sellers the amount by which it is less. Any amounts required to be paid by Sellers to Purchaser pursuant to this subsection (ii) shall reduce the Holdback Amount to be paid to Sellers at the expiration of the Holdback Period. For purposes of the adjustments in this subsection (ii), no such adjustment shall be made for any amount for which an adjustment was previously made in accordance with subsection (i) above, or pursuant to Section 2.3(b), or for the purchase price (not in excess $159,784.64) of payable by the Company pursuant to the BTA Purchase Agreement.

               (iii) If the closing of the transactions contemplated by the BTA Purchase Agreement occurs prior to Closing, the Purchase Price payable hereunder shall be increased by an amount equal to the purchase price paid thereunder; provided, however, in no amount shall such increase exceed $159,784.64.

               (iv) If Sellers disagree with Purchaser's calculation of the purchase price adjustments pursuant to this Section 2.3(d), either Sellers or Purchaser may submit the determination for resolution to KPMG LLP and shall instruct such accounting firm to make its determination of the issue submitted to it within sixty (60) days following the date that the issue is referred to such accounting firm, which determination shall be final and binding upon, and nonappealable by, Purchaser and Sellers. Sellers and Purchaser shall have the opportunity to submit written statements with supporting schedules to the accounting firm setting forth its position. The accounting firm shall have the discretion to determine the other procedures that shall govern the arbitration proceeding. The parties shall share all costs and expenses associated with any such dispute resolution.

     Section 2.4 Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Shares (the "Closing") shall take place at the offices of Davis, Wright Tremaine, LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, WA 98101, within five (5) Business Days following the date on which the last condition under Article 6 has been satisfied or waived, or at such other time and place as the Parties may mutually agree. The date on which Closing occurs is called the "Closing Date."

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers, jointly and severally, represent and warrant to Purchaser as follows:

     Section 3.1 Organization; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each state in which it conducts business.
Section 3.1 of the Disclosure Schedule sets forth all of the jurisdictions in which the Company conducts business. Sellers will cause the Company to register to do business in the State of Ohio within thirty (30) days of the Effective Date.


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     Section 3.2 Authorization; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each Seller and is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 3.3 No Conflicts or Consents. Neither the execution, delivery and performance by any Seller of this Agreement, nor the consummation of the Transactions by any Seller, will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Company; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by any Seller, the Company or any of their respective Affiliates, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (x) any Law or license (subject to receipt of Consent of the FCC) or (y) except as listed on
Section 3.3 of the Disclosure Schedule any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon the Company, the Seller or any of the Assets; (iii) require any Consent, other than the Consent of the FCC or the Consent of any third party to any Assigned Contracts as listed on Sections 3.8 and 3.9 of the Disclosure Schedule; or (iv) violate any Law which any Seller or the Company is bound.

     Section 3.4 Capitalization.

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof, 2,182,300 shares of Common Stock are issued and outstanding and no shares of Company Common Stock are held by the Company as treasury stock. Upon issuance of share of Common Stock to John W. Bunce pursuant to his exercise of options granted by the Company, 2,267,112 shares of Common Stock will be issued and outstanding. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. Except for the options listed on Section 3.4 of the Disclosure Schedule, all of which at or immediately prior to the Closing shall be either
(1) exercised by John W. Bunce or (2) terminated by the Company (in each case as indicated in Schedule 3.4 of the Disclosure Schedule), there are no existing options, warrants, calls, rights, commitments or other agreements of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Company nor any Seller is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

          (b) Sellers are the record and beneficial owner of the Shares, and at the Closing, the Shares shall in all cases, be free and clear of any and all Liens. Each Seller has


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the authority and capacity to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership.

     Section 3.5 Subsidiaries. Other than WinBeam Westmoreland, LLC, a Pennsylvania limited liability company, (a) the Company has no Subsidiaries and
(b) does not hold, directly or indirectly, any interest in any Person.

     Section 3.6 Absence of Undisclosed Liabilities. Except as disclosed on
Section 3.6 of the Disclosure Schedule, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due).

     Section 3.7 Financial Statements. The Company has provided to Purchaser the consolidated balance sheets of the Seller at December 31, 2003 and December 31, 2004, and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 2003 and December 31, 2004, and the consolidated balance sheet of the Company as of September 30, 2005 and the related consolidated statements of operations and cash flows for the nine months ended September 30, 2005 (each a "Financial Statement," and collectively the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company, (ii) are complete and correct in all material respects, and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the respective dates and for the respective periods indicated therein. The books and records of the Company are in all material respects correct and complete, are maintained in accordance with good business practice and all applicable Laws, and accurately present and reflect in all material respects all of the transactions that are or should be therein described.

     Section 3.8 FCC Matters.

          (a) The Company validly holds the Company Licenses, permits and authorizations set forth on Section 3.8 of the Disclosure Schedule. Section 3.8 of the Disclosure Schedule sets forth a true and correct list of the licenses granted by the FCC authorizing the Company (the "Company Licenses" and together with the Underlying FCC Licenses, the "Licenses") to construct and operate BRS Channels in the markets listed therein. True and complete copies of the Company Licenses have been delivered to Purchaser. There is no condition outside of the ordinary course imposed on any of the Licenses by the FCC except those that are either set forth on the face of the Licenses, as issued by the FCC, or contained in the FCC Rules applicable generally to the stations of the type, nature and class or location of the stations identified by the call signs listed on Section
3.8 of the Disclosure Schedule. To Sellers' Knowledge, the applications related to the Licenses that are listed on Section 3.8 of the Disclosure Schedule are all of the applications that are now pending at the FCC regarding the Licenses or the Seller. No Person other than the Company, has any right, title, interest or claim in or to the Company Licenses. The Licenses have been granted to the Company, or the applicable Lessor, by Final Order and are (and will be on the Closing Date) in full force and effect.


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          (b) There is not pending or, to Sellers' Knowledge after due inquiry, threatened against the Company, or the Licenses any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the Licenses, (ii) seeks the imposition of any modification or amendment with respect to any of the Licenses, (iii) which would adversely affect the ability of Sellers to consummate the Transactions or (iv) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Licenses. Except as set forth on Section 3.8 of the Disclosure schedule, there are no facts or circumstances existing that would give rise to any such application, action, petition, objection or other pleading, or proceeding with the FCC or any other Governmental Authority. There is no unsatisfied adverse FCC order or ruling outstanding against the Company, or any of the Licenses. The Company is not a party to any complaint or proceeding at the FCC regarding any of the Licenses.

          (c) To Sellers' Knowledge and except as set forth in Section 3.8(c) of the Disclosure Schedule neither the Company nor any Lessor has agreed to accept or allow any electromagnetic interference from any other FCC licensees, permittees or applicants with respect to the Licenses and/or Channels, and no such licensees, permittees or applicants have agreed to accept electromagnetic interference from the Company or any Lessor with respect to their respective facilities.

          (d) The Company and all Lessors are in compliance with all applicable Laws except for any non-compliance that, individually or in the aggregate, will not have a Seller Material Adverse Effect. The Company Licenses are free and clear of all Liens and are unimpaired by any acts or omissions of the Company, its agents, assignees and licensees. All amounts owed to the FCC in connection with the Company Licenses have been timely paid.

          (e) None of the facilities subject to the Licenses is (a) authorized pursuant to an authorization which is subject to challenge before the FCC or any court of competent jurisdiction or (b) subject to any lease, sublease or any agreement to make it available to a third party. None of the facilities subject to the Licenses are operating pursuant to a special temporary or development authority.

          (f) Section 3.8(e) of the Disclosure Schedule sets forth a true and complete list of the following information in relation to each of the Tower Leases and Subleases: (i) the expiration date of such Tower Lease or Sublease,
(ii) the name of the lessee or other counterparty to such Tower Lease or Sublease, (iii) the address or location of the leased premises or Tower Site, and (iv) the monthly, quarterly, or annual rent, as applicable, payable under such Tower Lease or Sublease. True and complete copies of the Tower Subleases have been provided to Purchaser.

     Section 3.9 Leases.

          (a) For each Lease, Section 3.9 of the Disclosure Schedule sets forth:
(i) the name of the applicable Lessor; (ii) the Lessor's FCC call sign or file number for the

Underlying FCC License covering the Lease; (iii) the Channels and market in which the Lease is used or useful; (iv) the expiration date of the Underlying FCC License; and (v) the monthly, quarterly, or annual rent, as applicable, payable under such Lease. True and complete copies of the Leases, together with all amendments, waivers and notices related thereto (whether written or oral), have been provided to Purchaser by the Company. The Leases are in full force and effect, are free from any claims, liabilities or Liens and are unimpaired by any acts or omissions of the Company, its agents, assignees and licensees and the Company has valid leasehold interests in the Leases. Since entering into the Leases, the Company has complied in all material respects with all of the terms and conditions of the Leases and, to Sellers' Knowledge, there is no reason why the Company should not be entitled to exercise all of the rights to which the Company is entitled under the terms of each Lease, including, but not limited to, the rights to use the EBS or BRS spectrum granted to the lessor under the Underlying FCC License. The Company's operations and activities pursuant to the Leases have been at all times conducted in all material respects in compliance with the Communications Act of 1934, as amended, and the FCC Rules.

          (b) The Company has paid all taxes and other charges assessed against the Assets, including but not limited to, against any EBS transmission facilities. The Company has also paid all other taxes, assessments and fees due from the Company or any Lessor as a result of the use of capacity on the Channels by the Company and the provision of services by the Company or any of the Company's sublessees over the Channels, including but not limited to any regulatory fees and required contributions of any Lessor to the Universal Service Fund under the Telecommunications Act of 1996 and the FCC Rules, except for taxes, assessments or fees, if any, with respect to services provided by Lessors to Lessors themselves and to any educational institution or not-for-profit organization or site with which Lessors are working in furtherance of educational goals approved by Lessors.

     Section 3.10 Title to Assets; Condition of Assets.

          (a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company has good and marketable title to all of its assets and properties, free and clear of any Liens except for (i) Liens for taxes not yet due and payable or (ii) Liens listed on Section 3.10(a) of the Disclosure Schedule. The assets and properties owned by, or leased to, the Company are sufficient for the conduct of the business and operation of the Company as presently conducted.

          (b) Neither the Company nor any predecessors of the Company, directly or indirectly, owns or has ever owned any real property. Section 3.10(b) of the Disclosure Schedule sets forth all of the real property presently leased by the Company (the "Leased Real Property"). The Company has good and marketable title to enforceable leasehold interests in the Leased Real Property, free and clear of all Liens except for Liens listed on Section 3.10(b) of the Disclosure Schedule. The Company has furnished or made available to Purchaser true and complete copies of all of the leases relating to the Leased Real Property (the "Real Estate Leases"). No construction, alteration or other leasehold improvement work with respect to any of the Real Estate Leases remains to be paid for or performed by the Company. Except as set forth on the Section 3.10(b) of the Disclosure Schedule, the Company is not obligated to purchase any Leased Real Property.

          (c) Section 3.10(c) of the Disclosure Schedule contains a categorization and summary description of the tangible personal property owned by the Company (the "Personal Property") based upon current available business records of the Company, and to Seller's Knowledge, the Company has no other material Personal Property. No Affiliate of the Company has any interest, directly or indirectly, in any of the Personal Property of the Company. All of the Personal Property is in the possession of the Company. The Personal Property is in good operating condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is intended.

     Section 3.11 Contracts.

          (a) Except as disclosed on Section 3.11 of the Disclosure Schedule, the Company is not a party to any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral including, without limitation, the Leases, the Tower Leases and the Real Estate Leases (each a "Contract"). Accurate and complete copies of all Contracts, together with all amendments, modifications, supplements, waivers and notices related thereto (whether written or oral), have been delivered or made available to Purchaser by the Company. Each of the Contracts is valid, binding on the Company and, to Seller's Knowledge, each other party thereto and in full force and effect, enforceable by the Company in accordance with its terms. The Company has not assigned, pledged, transferred, or otherwise disposed of or granted any Lien on its rights, titles and interests under any of the Contracts to any other Person, nor, to Sellers' Knowledge, has any other party to the Contracts so assigned, pledged, transferred, granted any Lien on, or otherwise disposed of any of its rights, title and interests thereunder. Neither the Company nor, to Sellers' Knowledge, any other party to any of the Contracts has failed to comply with or is in material breach or material default thereunder. Except as set forth on Section 3.11 of the Disclosure Schedule, no condition exists or event has occurred and is continuing as of the date hereof and the Closing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by the Company, or to Sellers' Knowledge, any other party under any Contract or give rise to any Lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company under any such Contract. The Company has not received any notice of termination, or intent to terminate, with respect to any Contract, and to Sellers' Knowledge, no party to any Contract has threatened to terminate any Contract. None of the Assigned Contracts are with any Person that is an officer, director, stockholder (or any family member of such Person) or Affiliate of the Company.

          (b) Except as set forth on Section 3.11 of the Disclosure Schedule, no Contract includes or provides for: (i) a covenant not to compete in any geographical area or in any line of business; (ii) a lease, sublease or similar agreement with any Person under which the Company is a lessor, sublessor or licensor of, or makes available for use to any Person, any Asset; or (iii) the sale of any Asset or any right, title or interest therein or the grant of any preferential rights (including options and rights of first refusal) to purchase any Asset or requiring the Consent of any third party to the Transactions.

     Section 3.12 Taxes.

          (a) Except as disclosed in Section 3.12 of the Disclosure Schedule, the Company has timely filed all requisite Tax Returns. As to any Tax Return which has not been timely filed, as disclosed in Section 3.12 of the Disclosure Schedule, the Sellers will cause the Company to file such Tax Returns not more than 45 days after the Effective Date. All such Tax Returns as filed are or will be true, correct, accurate and complete in all material respects. The Company has paid all Taxes which have been imposed upon the Company or upon any of the assets, income or franchises of the Company (whether or not shown on any Tax Return). There exists no proposed tax assessment against the Company. The Tax Returns of the Company have never been audited by a Taxing Authority and the Company has received no notice of any such audit. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's assets.

          (b) The Company has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

          (c) The Company has timely withheld or collected from each amount paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same when due to the proper Taxing Authority or authorized depositories.

          (d) Each affiliated group of corporations filing consolidated Tax Returns of which the Company is or has been a member ("Affiliated Group") has filed all income Tax Returns that it was required to file for each taxable year during which the Company was a member of the group. All such Tax Returns were true and correct in all material respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax return) have been paid for each taxable period during which the Company was a member of the group The Company is not a party to or bound by any Tax allocation or Tax sharing agreement. The Company has no liability for the Taxes of any Person other than the Company (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor,
(C) by contract, or (D) otherwise.

          (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (f) The Company is not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code
Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

          (g) The Company has delivered to Purchaser correct and complete copies of all Tax Returns filed by the Company (including pertinent sections of any consolidated federal income Tax Returns in which the operations of the Company were included).

          (h) Set forth on attached Schedule 3.12 is a true, correct and complete list of all jurisdictions in which the Company is required to file Tax Returns or pay Taxes.

     Section 3.13 Litigation. Except as set forth on Section 3.13 of the Disclosure Schedule, there is no Legal Proceeding now in progress or pending or, to Sellers' Knowledge, threatened against the Company, any Seller, the Assets or the business of the Company, nor to Sellers' Knowledge, does there exist any basis therefore. The Company is not subject to any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign Governmental Authority.

     Section 3.14 Intellectual Property. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes (collectively "Intellectual Property Rights") necessary for its business as presently conducted and as proposed to be conducted, without any known infringement of the right or others. Section 3.14 of the Disclosure Schedule lists all of the Intellectual Property Rights which the Company has registered for its own benefit and all of the trade names, trademarks, service marks and domain names used by the Company, whether registered or not. The Company is not infringing upon, violating or otherwise acting adversely to, or that by conducting its business as proposed that it would infringe upon, violate or otherwise act adversely to, the right or claimed right of any Person under or with respect to any Intellectual Property Rights or licenses of third parties. There is not pending or, to the Sellers' Knowledge, threatened any claim or litigation against or affecting the Company contesting its right to sell or use any of its Intellectual Property Rights. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not granted any licenses, options or other rights in Intellectual Property Rights to any Person, and the Company is not obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights, or other intangible asset, except for commercially available software licensed on standard terms.

     Section 3.15 Books and Records. The corporate records of the Company are true and complete and accurately reflect all meetings of and resolutions of, or written consents by, the stockholders or board of directors (or committee thereof) since the day of corporate organization.

     Section 3.16 Employee Benefit Plans.

          (a) Except as set forth in Section 3.16 of the Disclosure Schedule, the Company has no plan, program or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or has ever been sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"). The Company does not currently sponsor, maintain, contribute to, nor is required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred or could incur any liability to any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company ("Employee") upon his or her retirement or termination of employment, except as required by Code Section 4980B. Except as noted in Section 3.16 of the Disclosure Schedule, the Company does not have any plan or commitment, whether legally binding or not, to establish any new Benefit Plan, or to modify or terminate any Benefit Plan.

          (b) The Company is not nor ever has been (i) a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" within the meaning of Code Sections 414(b), (c) or (m), (ii) required to be aggregated under Code Section 414(o), or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any entity other than the Company.

          (c) Each Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but no limited to ERISA and the Code, and each Benefit Plan intended to qualify under Code Section 401 is, and since its inception has been, so qualified.

          (d) No "prohibited transaction," within the meaning of Code Section 4975 or Section 406 of ERISA, has occurred with respect to any Benefit Plan. There are no actions, proceedings, arbitrations, suits or claims pending, or to Sellers' Knowledge, threatened or anticipated (other than routine claims for benefits) with respect to any Benefit Plan or Employee Agreement. To Sellers' Knowledge, no Employee has been hired by the Company in violation of any restrictive covenant or any non-compete agreement with any other person. Each Benefit Plan can be amended, terminated or otherwise discontinued on not more than thirty (30) days written notice to employees without liability to the Company. No liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. No Benefit Plan is under audit or investigation by the Internal

Revenue Service or the Department of Labor, and, to Sellers' Knowledge, no such audit or investigation is pending or has been threatened. With respect to each Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company is (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for o n the Financial Statements.

     Section 3.17 Labor Relations; Employees. As of the Closing Date, the Company shall have satisfied all obligations owed to its employees due to and through the Closing Date, including, without limitation, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed by them. The Company is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. Except as set forth in
Section 3.17 of the Disclosure Schedule, the Company is not bound by or subject to (and none of its assets or properties are bound by or subject to any written or oral, express or implied, commitment or arrangement with any employee, labor union, or any collective bargaining agreement and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company. The transactions contemplated by this Agreement will not, to Sellers' Knowledge, result in the violation of any applicable federal, state or local laws, rules or regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. Each officer and consultant of the Company has executed standard confidentiality agreements, which agreements are now in full force and effect.

     Section 3.18 Environmental Protections. The Company is in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the Sellers' Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. The Company has not caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage or disposal of any Hazardous Substance in connection with the operation of their business or otherwise. No Hazardous Substance has been released into the environment by the Company, or to Sellers' Knowledge any other Person, on or from the Leased Real Property which release is required under applicable Environmental Laws to be abated or remediated by the Company. To Sellers' Knowledge, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that can reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company, allegedly or actually based on or related to any violation of any Environmental Law or that is reasonably likely to require the Company to incur any Losses in connection therewith. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state, local or foreign law (including without limitation common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to health or safety of

Persons, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 6901 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
Section 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C.
Section 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C.
Section 300(f) et seq., and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this Agreement, the term "Hazardous Substances" shall include any chemical, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing material or any other substance or material now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

     Section 3.19 Compliance with Laws; Permits. Except as provided on Section
3.19 of the Disclosure Schedule, the Company (a) has complied in all respects with all Laws applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) has all federal, state, local and foreign governmental permits, authorizations, approvals, licenses, certificates or consents necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect ("Permits"), such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to Sellers' Knowledge, threatened to revoke or limit any such Permit.
Section 3.19 of the Disclosure Schedule sets forth a list of all Permits.

     Section 3.20 Absence of Changes. Except as set forth on Section 3.20 of the Disclosure Schedule, since September 30, 2005, the Company has conducted its business in the ordinary course and there has not been (a) any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a Company Material Adverse Effect; (b) any waiver of any valuable right of the Company, the cancellation of any valuable right of the Company, or the cancellation of any material debt or claim held by the Company;
(c) any payment or declaration of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company; (d) any issuance of any stock, bonds or other securities of the Company or any split, combination or reclassification of the Company's capital stock; (e) any sale, assignment or transfer of any tangible or intangible assets of the Company, except in the ordinary course of business, and assets which are not, individually or in the aggregate, material; (f) any loan by the Company to any officer, director, employee, consultant or shareholder of the Company (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses); (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets; (h) any change in the accounting or Tax methods, practices or policies or in any Tax election of the Company; (i) any indebtedness incurred for borrowed money other than in the ordinary course of business; (j) any amendment to or termination of any material agreement to which the Company is a party (other than amendments to or terminations of agreements pursuant to or contemplated by this Agreement); (k) any satisfaction or discharge of any lien, claim or encumbrance of any obligation of the Company, except in the ordinary course of business; (l) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder or the Company; (m) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; or
(n) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     Section 3.21 Solvency. The fair value of the Company's property is greater than the amount of its liabilities (whether subordinated, contingent, unmatured, unliquidated or otherwise).

     Section 3.22 Related Party Transactions. Section 3.22 of the Disclosure Schedule sets forth all obligations and transactions (i) between the Company and the Company's Affiliates, and (ii) between the Company and any of the officers, directors, equity holders or employees, or any of the affiliates or associates (each term as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company. Except as set forth on Section 3.22 of the Disclosure Schedule, no officer or director of the Company or any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) has or has had, directly or indirectly, (x) any interest or involvement in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (y) any interest or involvement in any entity which purchases from or sells or furnishes to, the Company, any goods or services; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation in and of itself shall not be deemed an interest in any entity for purposes of this Section 3.22. Except as set forth on Section 3.22 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company or (b) has any claim or cause of action against the Company. Except as described on Section 3.22 of the Disclosure Schedule, each transaction set forth on Section 3.22 of the Disclosure Schedule is on terms that are (i) consistent with past practice of the Company and (ii) at least as favorable to the Company as would be available with independent third parties dealing at arms' length.

     Section 3.23 Brokers. Neither any Seller nor the Company or any of their respective Affiliates has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions in connection with the Transactions.

     Section 3.24 Securities Representations. References to a Seller in this
Section 3.24 only shall be deemed to refer only to those Sellers who elect to receive Clearwire Stock as permitted in Section 2.3(c):

          (a) Each Seller is an Accredited Investor. Each Seller is acquiring the Clearwire Stock for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Each Seller understands that the Clearwire Stock has not been registered under the Securities Act and cannot be sold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available.

          (b) Each Seller is knowledgeable and capable of evaluating the risks and merits of the transactions contemplated by this Agreement, including the acquisition of shares of Clearwire Stock, and making an informed decision with respect thereto. Each Seller has received the Disclosure Memorandum from Purchaser in sufficient time to the review and analyze its contents prior to its election to receive Clearwire Stock at the Closing. Each Seller and its representatives have had sufficient opportunity to ask questions of and receive answers from Purchaser and Clearwire concerning the business of Clearwire, its operations, assets and liabilities. Each Seller and its representatives have had an opportunity to review all documents and records concerning Clearwire and its business that such Seller has requested. Each Seller has conducted its own independent assessment, analysis and investigation with respect to Clearwire and its business at the time of entering into this Agreement and has agreed to enter into this Agreement and to accept Clearwire Stock as partial payment of the Purchase Price based solely on this assessment, analysis and investigation, and the representations and warranties of Purchaser set forth in this Agreement and the information contained in the Disclosure Memorandum.

          (c) Each Seller is aware that Clearwire is a speculative enterprise, that certain of the information disclosed to it contain forward looking statements which involve risks and uncertainties, and that Clearwire's actual results may differ significantly from the results discussed in these forward looking statements. Each Seller further acknowledges that the value of Clearwire's respective assets is inherently uncertain and is dependent upon market, technological, and regulatory developments concerning feasible and allowable uses. Each Seller represents and warrants to Purchaser and Clearwire that it has assessed these factors independently and has agreed to enter into this Agreement without reliance upon or expectation of any disclosures of any kind from Purchaser or Clearwire, except as set forth in this Agreement and the Disclosure Memorandum.

          (d) For purposes of application of state securities law, each Seller is a resident of the state indicated below such Seller's signature.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Section 4.1 Existence; Authorization. Purchaser is lawfully existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it under this Agreement. The execution and delivery of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly authorized by all necessary action on the part of Purchaser.

     Section 4.2 Enforceability. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 4.3 No Conflicts or Consents. Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Transactions by Purchaser, will require any Consent, other than the Consent of the FCC.

     Section 4.4 Brokers. Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions in connection with the Transactions.

     Section 4.5 FCC Qualifications. Purchaser is legally, technically and financially qualified to hold licenses issued by the FCC for the BRS services and to lease spectrum authorized by the FCC for EBS services. Purchaser is not aware of any fact or circumstance as to the Purchaser that would cause the FCC to determine that the transfer of control of the Company to the Purchaser is not in the public interest.

     Section 4.6 Securities to be Issued to Seller. Upon their issuance and delivery by Purchaser to Seller pursuant to this Agreement, the Clearwire Stock will be duly issued, fully paid and nonassessable

     Section 4.7 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) included in the Disclosure Memorandum (the "Purchaser Financial Statements") was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and each fairly presented the consolidated financial position of Purchaser as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 4.8 Material Changes. Except as disclosed in the Disclosure Memorandum, since December 31, 2004, there has not been any material adverse change in the financial condition, results of operation, assets, liabilities, or business of Purchaser or any occurrence, circumstance or combination thereof which reasonably could be expected to result in any such material adverse change in, or may reasonably be expected to have a material adverse effect on, the Purchaser.

                                    ARTICLE 5
                         COVENANTS AND OTHER AGREEMENTS

     Section 5.1 Consummation of Transactions. From and after the Effective Date, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable.

     Section 5.2 Certain Notices. Each Party shall promptly notify the other Party in reasonable detail:

          (a) upon the commencement of, or the impending or threatened commencement of, or upon obtaining knowledge of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying Party or its properties or assets, which could materially adversely affect the Transactions or its ability to perform its obligations hereunder, or (ii) the Assets or their use;

          (b) upon the occurrence of, or the impending or threatened occurrence of, or upon obtaining knowledge of any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use commercially reasonable efforts to prevent or promptly remedy such breach; and

          (c) upon the occurrence or existence of any event, condition, circumstance or state of facts known to the notifying Party, which has had or could have a material adverse effect on the Transactions or its ability to perform its obligations hereunder, or could materially adversely affect the Assets or their use.

     Section 5.3 Confidentiality. Pursuant to this Agreement and the performance thereof, each party may receive certain Confidential Information. No party shall use for itself, except in performance of the Agreement, or disclose to any Person this Agreement or any Confidential Information, except (a) information that was gained independent of such party's relationship to the Transactions and became publicly available through no breach of any obligation of confidentiality by such party; (b) information that is communicated to a third party with the prior written consent of such party; or (c) information that is required to be disclosed pursuant to the lawful order of a government agency or disclosure that is required by operation of law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow the other party's to seek a protective order or other appropriate remedy. In the event of a breach or threatened breach of the terms of this section, the non-breaching party shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity. Notwithstanding the foregoing, Sellers may disclose this Agreement to their respective affiliates with whom Sellers have enforceable non-disclosure or confidentiality agreements. Notwithstanding the foregoing, Purchaser may disclose this Agreement to its affiliates, strategic partners, actual or potential investors, lenders, acquirers, merger partners, and others whom Purchaser deems in good faith to have a need to know such information for purposes of pursuing the Transactions. In addition, Sellers acknowledge and agrees that the financial terms of this Agreement may be required to be separately stated in the consolidated financial statements of Purchaser and/or its Affiliates and that the disclosure by Purchaser or its Affiliates of such financial statements shall not be a breach of this Agreement.

     Section 5.4 Further Assurances. Each Party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement.

     Section 5.5 FCC Qualifications. Each Seller hereby covenants and agrees that prior to the Closing it shall take commercially reasonable efforts to cause the Company to maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of the Company Licenses, and further covenants that it shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that the Company, or the applicable Lessor, would not be qualified to hold the Company Licenses or the Underlying FCC Licenses, as applicable, or that the FCC would revoke the Company Licenses or the Underlying FCC Licenses.

     Section 5.6 Consents. The Parties shall use commercially reasonable efforts and shall cooperate to prepare and file with Governmental Authorities and other Persons, no later than ten (10) days following the Effective Date, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents (it being understood that the failure to file within such period shall not constitute a breach of this Agreement). Each Party shall furnish to the other Party all information concerning such Party and its Affiliates reasonably required for inclusion in any application to be made in connection with the Transactions or to determine compliance with FCC Rules.

     Section 5.7 Sellers Affirmative Covenants. From the Effective Date to the Closing Date, except as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld) or as otherwise contemplated by this Agreement, each Seller shall take commercially reasonable efforts to cause the Company to:

          (a) conduct its operations in the ordinary course of business and preserve the Company's business organization;

          (b) preserve and protect the goodwill and advantageous relationships of the Company with its subscribers, suppliers, customers and all other Persons having business dealings with the Company;

          (c) maintain the Company's books, accounts and records in the usual and regular manner and in compliance with all applicable Laws and provide Purchaser with monthly financial statements as they become available, but in no event later than forty-five (45) days after the end of the relevant month;

          (d) preserve and maintain in force all of the permits, Licenses, Leases, and Contracts in effect on the Effective Date, or that become effective during the Pre-Closing Period, or to the extent of noncompliance disclosed on
Section 3.5 of the Disclosure Schedule, to use its best efforts to cure such noncompliance;

          (e) satisfy all liabilities in a timely manner as they become due;

          (f) comply with all Laws applicable to the conduct of the Company's business and with all provisions of the Licenses and Leases;

          (g) file for authorization to do business in Ohio, file any Tax Returns required by reason of the Company doing business in the State of Ohio, and pay any taxes, fees, or penalties which may have accrued as a result of the Company doing business in the State of Ohio prior to the Closing; and

          (h) consult with Purchaser regarding any one or collective group of capital expenditures in excess of $15,000 or with respect to the engineering and design of any additional networks or purchase of any equipment.

     Section 5.8 Sellers Negative Covenants. From the Effective Date to the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld) or as otherwise contemplated by this Agreement, each Seller shall take commercially reasonable efforts to cause the Company not to:

          (a) take any action or omit to take any action that could reasonably be expected to render inaccurate any representation or warranty of any Sellers contained in this Agreement (as if such representation or warranty was made on each date from the Effective Date to the Closing Date);

          (b) create any employee benefit plans;

          (c) enter into any contracts or commitments, except those made in the ordinary course of business, consistent with past practice that could have a material effect on the Assets or the transactions contemplated by this Agreement;

          (d) amend the certificate of incorporation or bylaws of the Company in any manner that would affect Sellers' ability to consummate the Transactions;

          (e) amend, modify or terminate any Contract, including granting any extension or renewal of term;

          (f) sell, lease, pledge, hypothecate, mortgage, encumber, transfer, or otherwise dispose of or agree to sell, lease, pledge, hypothecate, mortgage, encumber, transfer, license, or otherwise dispose of any of the Leases or Licenses or of Personal Property with a value greater than $25,000;

          (g) enter into any contract, commitment, purchase order or obligation (or group of related contracts, commitments, purchase orders or obligations) which involves payment over the term thereof by the Company or otherwise represents an obligation over the proposed term in excess of $5,000 or which grants any party an option or right of first refusal on any of the Licenses, Leases or Personal Property or contains any noncompete or nonsolicitation provisions;

          (h) cancel, compromise, release or discharge any claim of the Company upon or against any Person or waive any right of the Company, or institute, settle or agree to settle any material action or proceeding before any Governmental Authority, except in the ordinary course of business and except for claims or actions involving less than $15,000;

          (i) commence any proceeding to merge, consolidate or liquidate or dissolve, or obligate itself to do so;

          (j) issue or redeem any securities of the Company;

          (k) declare or pay any dividends; or

     enter into any agreement, arrangement or understanding to, or otherwise offer or commit to (i) sell, transfer, assign or dispose of the spectrum to be covered by the Licenses or any interest therein or portion thereof, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien on the spectrum to be covered by the Licenses or any interest therein. Nothing in this paragraph shall serve to cause the Company to abdicate, or Purchaser to assume, control of the Licenses.

     Section 5.9 Noncompetition; Nonsolicitation.

          (a) Effective as of Closing, each Seller holding at least 5% of the issued and outstanding stock of the Company immediately prior to the Closing, on behalf of itself and its Affiliates, in consideration of Purchaser's agreement to purchase the Shares, covenants that it shall not, at any time for a period of two (2) years after the Closing, engage in, or retain, participate in or have any interest, directly or indirectly, in any Person (whether as an investor, agent, employee, creditor or in any other capacity which calls for the rendering of services, advice, acts of management, operation or control) that engages in a Restricted Business in the Territory; provided, however, that notwithstanding the foregoing restriction, any Seller may own, directly or indirectly, a non-controlling interest of less than 10% in any Restricted Business; and provided, further, that the covenants contained in this Section 5.9 will not apply to any Seller holding less than 10% of the issued and outstanding stock of the Company immediately prior to the Closing.

          (b) The covenants contained in this Section 5.9, both as to time and area covered, are necessary to protect the rights of Purchaser in the Company after its acquisition of the Shares and are deemed by Purchaser and Sellers to be an integral and important part of the transactions contemplated by this Agreement. Each Seller has knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of the business conducted by the Company and acknowledges and agrees that compliance with the covenants contained in this Section 5.9 is necessary for the protection of the goodwill and other proprietary interests of such business and of Purchaser. Each Seller acknowledges and agrees that in the event of a breach of such covenants, Purchaser would not have an adequate remedy at law, and Purchaser shall be entitled to injunctive relief in addition to any other remedies which may be available to it under this Agreement, at law or in equity. If any court of competent jurisdiction shall at any time deem any of the covenants in this
Section 5.9 too lengthy or the Territory too extensive, the other provisions of this Section 5.9 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

          (c) For the period described in Section 5.9, without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, no Seller shall, directly or indirectly, (i) employ or engage, recruit or solicit for employment or engagement any person who is or becomes employed or engaged by Purchaser, or otherwise seek to influence or alter any such person's relationship with Purchaser, or (ii) solicit or encourage any present or future subscriber or customer of Purchaser to terminate or otherwise alter his, her or its relationship with Purchaser.

     Section 5.10 Access. Between the Effective Date and the Closing Date, Sellers shall cause the Company to, during normal business hours (a) give Purchaser and its representatives and advisors access to all books, records, offices and other facilities and properties of the Company; (b) permit Purchaser and its representatives and advisors to make such inspections thereof as Purchaser may reasonably request; and (c) cause the officers and advisors of the Company to furnish Purchaser with such financial and operating data and other information with respect to the Company as Purchaser may from time to time reasonably request.

     Section 5.11 Publicity. Neither any Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

     Section 5.12 Cooperation on Tax Matters

          (a) Sellers shall cause the Company to file, prior to Closing, its Federal income Tax Return and any state income Tax Returns required to be filed by the Company with respect to its taxable year ending December 31, 2004. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. The Company and Purchaser shall consult and cooperate with Sellers as to any elections to be made on Tax Returns of the Company for periods ending on or before the Closing Date. Purchaser shall cause the Company to be included in the Clearwire Corporation consolidated federal income Tax Returns for all periods other than periods ending on or before the Closing Date.

          (b) Sellers shall timely prepare and submit to Purchaser for review, approval, and filing (A) any income Tax Returns for the Company for the taxable period that includes the Closing Date, (B) any sales and use Tax Returns with respect to the Pre-Closing Taxable Period, (C) any property Tax Returns with respect to the Pre-Closing Taxable Period, and (D) any excise Tax Returns with respect to the Pre-Closing Taxable Period. Sellers shall make such revisions to the Tax Returns described in the preceding sentence as are reasonably requested by Purchaser. Purchaser, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree
(A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

     Section 5.13 Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     Section 6.1 Conditions to the Obligations of Both Parties. Each Party's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the Party specified:

          (a) All notices, filings and Consents required to be made or obtained prior to the Closing by either Party or any of its respective Affiliates with any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained without imposition of conditions outside of the ordinary course.

          (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of either Party to consummate the Transactions.

     Section 6.2 Conditions to the Obligations of Sellers. Sellers' obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

          (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of Purchaser to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Purchaser shall have delivered a certificate of Purchaser dated the Closing Date certifying that the conditions specified in (a) and (b) have been met.

          (d) Purchaser shall have delivered the Purchase Price to Sellers in cash or in shares of Clearwire Stock as provided in accordance with Section 2.3.

     Section 6.3 Conditions to the Obligations of Purchaser. Purchaser's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of Sellers contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of Sellers to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Sellers shall have delivered to the Purchaser the following:

               (i) certificate(s) representing the Shares and a stock power signed in blank transferring the Shares to Purchaser, in forms acceptable to Purchaser and Purchaser's counsel;

               (ii) such other instruments and documents as Purchaser may reasonably require to vest in Purchaser all right, title and interest of Sellers in and to the Shares;

               (iii) a certificate of Sellers dated the Closing Date certifying that the conditions specified in Section 6.2(a) and (b) have been met;

               (iv) a certificate signed by the President of the Company certifying that the average monthly recurring revenue (excluding taxes and other pass-through charges) of the Company for the immediately prior two months period was at least One Hundred Thousand Dollars ($100,000);

               (v) written resignations of each of the officers and directors of the Company, effective as of the Closing Date; and

               (vi) with respect to any Seller that will receive Clearwire Stock at Closing, (A) pursuant to Section 2.2, a joinder to the Amended and Restated Stockholders Agreement, dated March 16, 2004, by and among Clearwire and Clearwire's stockholders, (B) a joinder to the Registration Rights Agreement, dated March 16, 2004, by and among Clearwire and certain of Clearwire's stockholders, and (C) completed Stockholder Questionnaire as provided by Clearwire prior to the Closing, each in the form provided to such Seller by Purchaser at least ten (10) Business Days prior to Closing.

                                    ARTICLE 7
                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time:

          (a) by mutual written consent of Purchaser and Sellers;

          (b) by either Purchaser or Sellers if (A) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Purchaser and Sellers from consummating the Transaction is entered and such judgment, injunction or order shall have become final and non-appealable;

          (c) by Purchaser upon the occurrence of a material breach of any representation, warranty or covenant in this Agreement by any Seller if such breach is not cured within thirty (30) days following written notice by the Purchaser to all of the Sellers, which notice shall describe the breach; or

          (d) by Sellers holding a majority in number of the Shares upon the occurrence of a material breach of any representation, warranty or covenant in this Agreement by the Purchaser if such breach is not cured within ten (10) days following written notice by any Seller to the Purchaser, which notice shall describe the breach; or

          (e) by either Purchaser, on the one hand, or by Sellers then holding a majority in number of the Shares, on the other hand, if the FCC has not granted its consent to the transaction contemplated hereby on or before the first anniversary of the Effective Date.

     Section 7.2 Effect of Termination. In the event of a termination of this Agreement, neither Party shall have any liability or further obligation to the other, except that

          (a) Within two (2) business days immediately following the termination of this Agreement, Sellers shall refund to Purchaser an amount equal to the Down Payment

Advance, which obligation will survive the termination of this Agreement; provided, however, that if the termination is pursuant to (1) Section 7.1(e) for any reason other than the cause or fault of the Company and/or Sellers (which cause or fault shall include, without limitation, a denial by the FCC on the Parties' applications for consent to the transfer of control of the Company to Purchaser by reason of the Company's or Sellers' lack of the requisite qualifications to hold and transfer the Company Licenses), or (ii) Section 7.1(d), then Sellers shall be entitled to retain the Down Payment Advance without any further obligation to the Purchaser;

          (b) nothing herein will relieve a Party from liability for any breach by such Party of this Agreement; and

          (c) the provisions of this Article 7, Article 8 and Article 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

                                    ARTICLE 8
                              SURVIVAL AND REMEDIES

     Section 8.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing until the expiration of the Holdback Period, at which time they shall expire; provided, however, any claims or actions with respect to the representations, warranties, covenants, and indemnities made by Sellers regarding Taxes shall terminate sixty (60) days after the applicable statute of limitations expires with respect to the Taxes which are the subject of such claim unless written notice of such claim is given to Sellers or such actions are commenced within such period; further, provided, that any claims or actions with respect to the representations and warranties contained in Section 3.2, Section 3.4(b) and Section 3.24 shall survive until the expiration of the applicable statute of limitations. The covenants and other agreements contained in this Agreement which are intended to apply to the period after the Closing shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

     Section 8.2 Sellers Indemnification. Sellers shall, jointly and severally, indemnify Purchaser, its representative members, managers, officers, employees, agents, successors and assigns (the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

          (a) the failure of any representation or warranty of any Seller set forth in this Agreement, or any representation or warranty contained in any certificate delivered by any Seller pursuant to this Agreement, to be true and correct as of the dates made;

          (b) the breach of any covenant or other agreement on the part of any Seller under this Agreement; and

          (c) any claims, actions, suits, proceedings or investigations relating in any way to any acts, errors, omissions, operations or other activities of or relating to the

Company which are not disclosed (or if disclosed, to the extent such applicable item is under accrued) in or pursuant to this Agreement with respect to periods prior to the Closing Date.

     Section 8.3 Purchaser Indemnification. Purchaser shall indemnify Sellers and their respective representative members, managers, officers, employees, agents, successors and assigns (the "Seller Indemnified Parties") and hold the Seller Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

          (a) the failure of any representation or warranty of Purchaser set forth in this Agreement, or any representation or warranty contained in any certificate delivered by pursuant to this Agreement, to be true and correct as of the dates made; and

          (b) the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

          (c) any claims, actions, suits, proceedings or investigations relating in any way to any acts, errors, omissions, operations or other activities of or relating to the Company with respect to periods on or after the Closing Date, except for any such Damages for which Sellers are required to indemnify Purchaser pursuant to Section 8.2.

     Section 8.4 Tax Matters. Sellers shall, jointly and severally, indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or any Law, which Taxes relate to an event or transaction occurring prior to the Closing. In the case of any Straddle Period, (X) the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (Y) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

     Section 8.5 Indemnification Procedures.

          (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Section 8.2 or Section 8.3 hereof (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party setting forth the nature and amount of Damages asserted in such Claim. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim.

          (b) Notwithstanding anything to the contrary in Section 8.5(a) above, the following procedure shall apply to any Claim with respect to Taxes that is subject to indemnification pursuant to this Article 8. Purchaser will, as to any Taxes in respect of which Sellers have agreed to indemnify the Purchaser Indemnified Parties pursuant to this Article 8, promptly inform Sellers of and permit the participation of Sellers in, at Sellers' sole cost and expense, any investigation, audit, or other proceeding by or with the Internal Revenue Service or any other Taxing Authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such investigation, audit or other proceeding without the prior written consent of Sellers, which shall not be unreasonably withheld.

          (c) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

          (d) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     Section 8.6 Limitation on Sellers' Liability.

          (a) Notwithstanding the foregoing provisions of Article 8, except as provided in Section 8.6(b) below, in no event shall the Purchaser Indemnified Parties be entitled to claim an aggregate amount of Damages otherwise subject to indemnification against Sellers which exceeds the Holdback Amount, and Purchaser shall look solely to the Holdback Amount for the satisfaction of all such Claims.

          (b) The limitations set forth in Section 8.6(a) shall not apply to any claim by Purchaser for indemnification pursuant to (i) Section 8.2(a) to the extent that such claim is based on based on breaches of representations and warranties set forth in Section 3.2, Section 3.4(b), Section 3.6, Section 3.12 and Section 3.24 (only as to each Seller who receives Clearwire Stock at Closing); (ii) Section 8.4, or (iii) Section 8.2(b) to the extent such covenants apply to periods after the Closing Date; provided, that, that in no event shall the Purchaser Indemnified Parties be entitled to claim an aggregate amount of Damages otherwise subject to indemnification against Sellers which exceeds the Purchase Price. Any Damages which the Purchaser is entitled to be indemnified, compensated or reimbursed directly by the Sellers pursuant to this Section 8.6(b) may not be recovered directly from the Sellers until such time as the aggregate amount of the Damages set forth in all notices of Claims delivered to the Sellers pursuant to Section 8.5 exceed the Holdback Amount less (i) all Claims then asserted that are limited solely to the Holdback Amount and (ii) any other Claims which have been asserted against the Holdback Amount pursuant to this Section 8.6, in which case the Purchaser may recover such excess directly from the Sellers.

     Section 8.7 Set Off from Holdback Amount.

          (a) Upon delivery by a Purchaser Indemnified Party of a notice of Claim pursuant to Section 8.5 for which Purchaser is entitled to indemnification pursuant to this Article 8, Purchaser may reserve from the Holdback Amount the amount (not to exceed the amount asserted in the notice of the Claim) that Purchaser determines in good faith to be a reasonable estimate of the potential Damages in connection with such Claim. Amounts so reserved pursuant to this
Section 8.7 may be deducted from the Holdback Amount upon payment thereof to the Sellers on the expiration of the Holdback Period and may be held by Purchaser until the liability for such Claims is finally determined between the parties and/or in accordance with Section 9.6.

          (b) Within five (5) Business Days after expiration of the Holdback Period, Purchaser shall deliver to Sellers the remainder of the Holdback Amount which has not been paid to Purchaser's Indemnified Parties or which has not been reserved pursuant to subsection (a) above by reason of pending and unsatisfied Claims for indemnification by a Purchaser's Indemnified Party. As soon as any then pending Claim is resolved, Purchaser shall pay the Sellers the amount of the Claim for which indemnification is due from the then-available Holdback and promptly return to Sellers the amount, if any, by which the reserved funds associated with such Claim exceed the actual Claim for which indemnification is due to Sellers. When all such Claims have been resolved, the Purchaser shall promptly return the balance, if any, of the Holdback Amount. All amounts due to Sellers under this Section 8.7 shall be paid via wire transfer in immediately available funds to the accounts designated by Sellers.

     Section 8.8 Remedies. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, EVEN IF ADVISED AT THE TIME OF BREACH OF THE POSSIBILITY OF SUCH DAMAGES.

                                    ARTICLE 9
                                  MISCELLANEOUS

     Section 9.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof.

     Section 9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Sellers and Purchaser or (in the case of a waiver) by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.3 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

     Section 9.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that Purchaser may, at any time prior to the Closing, assign Purchaser's right to receive assignment of the Shares, but not Purchaser's obligations hereunder, without the consent of Sellers.

     Section 9.5 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

          If to Sellers:

          Quaker Capital Management
          Suite 1300 Arrott Building
          401 Wood St.
          Pittsburgh, Pa 15222
          Attention: Mark Schoeppner
          Facsimile: (412) 281-0323

          With a copy (which shall not constitute notice) to:

          Wilkinson Barker Knauer, LLP
          Suite 700
          2300 N Street, NW
          Washington, DC 20036
          Attention: Mary O'Connor, Esq.
          Facsimile: (202) 383-3338

          If to Purchaser:

          Clearwire Spectrum Holdings LLC
          5808 Lake Washington Blvd. Suite 300
          Kirkland, WA 98033
          Attention: Benjamin G. Wolff
          Facsimile: (425) 828-8061

          With a copy to:

          Davis Wright Tremaine LLP
          2600 Century Square
          1501 Fourth Avenue
          Seattle, WA 98101
          Attention: Julie Weston
          Facsimile: (206) 628-7699

     Section 9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to the choice of law principles thereof.

          (b) THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

          (c) In the event of any controversy or claim of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory, or any subject matter governed by this Agreement (a "Dispute") the Parties agree to continue performance during the pendency of any Dispute, until the effective date of any termination of this Agreement. The party making the claim will give written notice to the other parties identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made will respond in writing to the claim within 15 days from the date of receipt of the claim document. At the written request of one of the parties, each party will identify a knowledgeable, responsible representative with settlement authority to meet and negotiate in good faith to resolve the Dispute. The business representatives will meet (either by phone or in person) and attempt to resolve the Dispute within 15 days of receiving the written request. If the business representatives cannot resolve the Dispute within 30 days of their first meeting, then the Dispute will be resolved in accordance with the remedies available at law.

     Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any Governmental Authority in connection with satisfying the conditions set forth in Article 5 will be borne by Purchaser.

     Section 9.8 Payment of Sales, Use or Similar Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Seller Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement.

     Section 9.9 Invalidity. In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.

     Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.11 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                        CLEARWIRE SPECTRUM HOLDINGS LLC


                                        By:  /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                        Title: Executive Vice-President


                                        SHAREHOLDER

                                        QUAKER CAPITAL PARTNERS I, L.P.


                                        By:  /s/ Mark G. Schoeppner
                                            ------------------------------------
                                        Name: Mark G. Schoeppner
                                        Title:
                                               ---------------------------------
                                        Address: 401 Wood Street, Suite 1300
                                                 Pittsburgh, PA 15222


                                        SHAREHOLDER

                                        QUAKER CAPITAL PARTNERS II, L.P.


                                        By:  /s/ Mark G. Schoeppner
                                            ------------------------------------
                                        Name: Mark G. Schoeppner
                                        Title: President
                                               ---------------------------------
                                        Address: 401 Wood Street, Suite 1300
                                                 Pittsburgh, PA 15222


                                        SHAREHOLDER

                                        MARK G. AND CYNTHIA W. SCHOEPPNER

                                         /s/ Mark G. Schoeppner
                                        ----------------------------------------
                                        Mark G. Schoeppner

                                        /s/ Cynthia W. Schoeppner
                                        ----------------------------------------
                                        Cynthia W. Schoeppner
                                        Address: 217 Salem Drive
                                                 Pittsburgh, PA 15241


                                        SHAREHOLDER

                                        DAVID M. BROWN

                                        /s/ David M. Brown
                                        ----------------------------------------
                                        David M. Brown
                                        Address: 2678 Gloucester Drive
                                                 Pittsburgh, PA 15241


                                        SHAREHOLDER

                                        TERRANCE B. MICHAEL

                                        /s/ Terrance B. Michael
                                        ----------------------------------------
                                        Terrance B. Michael
                                        Address: 53 Waterfront Drive
                                                 Pittsburgh, PA 15222


                                        SHAREHOLDER

                                        PRATT M. HARRIS III

                                        /s/ Pratt M. Harris III
                                        ----------------------------------------
                                        Pratt M. Harris III
                                        Address: 3120 Scenic Drive
                                                 Mars, PA  16046

                                        SHAREHOLDER

                                        ROBERT B. PATTERSON

                                        /s/ Robert B. Patterson
                                        ----------------------------------------
                                        Robert B. Patterson
                                        Address: 8980 Laurel Lane
                                                 Cleveland, OH 44133


                                        SHAREHOLDER

                                        WM. J. AND MEGHAN F. MOORHEAD

                                        /s/ Wm. J. Moorhead
                                        ----------------------------------------
                                        Wm. J. Moorhead

                                        /s/ Meghan F. Moorhead (DECEASED)
                                        ----------------------------------------
                                        Meghan F. Moorhead
                                        Address: 822 Linda Lane
                                                 Pittsburgh, PA 15243


                                        SHAREHOLDER

                                        VIRGINIA COMMUNICATIONS, INC.


                                        By: /s/ Stephen Merrill
                                            ------------------------------------
                                        Name:  Stephen Merrill
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------
                                        Address: 7621 East Gray Road, Suite B1
                                                 Scottsdale, AZ 85260-3423

                                        SHAREHOLDER

                                        GLOBAL INFORMATION TECHNOLOGIES, INC.


                                        By: /s/ Carmen A. Tawil
                                            ------------------------------------
                                        Name: Carmen A. Tawil
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------
                                        Address: 111 Congress Ave., Suite 2530
                                                 One Congress Plaza
                                                 Austin, TX 78701


                                        SHAREHOLDER

                                        BLAKE TWEDT

                                        /s/ Blake Twedt
                                        ----------------------------------------
                                        Blake Twedt
                                        Address: 8741 Bay Pointe Drive
                                                 Tampa, FL 33615


                                        SHAREHOLDER

                                        WITF, INC.


                                        By: /s/ Kathleen A. Pavelko
                                            ------------------------------------
                                        Name: Kathleen A. Pavelko
                                        Title: President & CEO
                                               ---------------------------------
                                        Address: 1982 Locust Lane
                                                 Harrisburg, PA 17109

                                        SHAREHOLDER

                                        JEFFREY A. REX

                                        /s/ Jeffrey A. Rex
                                        ----------------------------------------
                                        Jeffrey A. Rex
                                        Address: 165 Druid Drive
                                                 McMurray, PA 15317


                                        SHAREHOLDER

                                        ALBERT AND DANA MADISON

                                        /s/ Albert Madison
                                        ----------------------------------------
                                        Albert Madison

                                        /s/ Dana Madison
                                        ----------------------------------------
                                        Dana Madison
                                        Address: 268 Connecting Road
                                                 Pittsburgh, PA 15228


                                        SHAREHOLDER

                                        CAROLYN AND GEORGE BANNON

                                        /s/ Carolyn Bannon
                                        ----------------------------------------
                                        Carolyn Bannon

                                        /s/ George Bannon
                                        ----------------------------------------
                                        George Bannon
                                        Address: 132 Gaymor Drive
                                                 Pittsburgh, PA 15214

                                        SHAREHOLDER

                                        NANCY AND TOM JOHNSON

                                        /s/ Nancy Johnson
                                        ----------------------------------------
                                        Nancy Johnson

                                        /s/ Tom Johnson
                                        ----------------------------------------
                                        Tom Johnson
                                        Address: 117 Rachel Street
                                                 Springdale, PA 15144


                                        SHAREHOLDER

                                        DAVID AND REBECCA FALLGREN

                                        /s/ David Fallgren
                                        ----------------------------------------
                                        David Fallgren

                                        /s/ Rebecca Fallgren
                                        ----------------------------------------
                                        Rebecca Fallgren
                                        Address: 24 Fawnvue Drive
                                                 Robinson Twp., PA 15136

                                        SHAREHOLDER

                                        CHAPEL HILL PARTNERS, L.P.


                                        By: /s/ J. P. Sakey
                                            ------------------------------------
                                        Name: J. P. Sakey
                                        Title: President
                                               ---------------------------------
                                        Address: 608 Whispering Pines Drive
                                                 Pittsburgh, PA 15238


                                        SHAREHOLDER

                                        JOHN W. BUNCE

                                         /s/ John W. Bunce
                                        ----------------------------------------
                                        John W. Bunce
                                        Address: 102 Spencer Lane
                                                 Sewickley, PA 15143


                                        SHAREHOLDER

                                        CUNNINGHAM COMMUNICATIONS, INC.


                                        By: /s/ Joe Cunningham
                                            ------------------------------------
                                        Name: Joe Cunningham
                                        Title: President
                                               ---------------------------------
                                        Address: 5826 E. Leisure Lane
                                                 -------------------------------
                                                 Cave Creek AZ 85331
                                                 -------------------------------